EXHIBIT 99


                     TRIBUNE TO SPLIT COMMON STOCK 2 FOR 1;
             SHARES DISTRIBUTED SEPT. 9 TO HOLDERS OF RECORD AUG. 19


CHICAGO, Tues., July 27, 1999 - Tribune Company's (NYSE: TRB) board of directors approved a two-for-one stock split at its meeting today. One share of common stock will be distributed on Sept. 9, 1999 for each share owned by holders of record at the close of business on Aug. 19, 1999.

"The value of Tribune stock has continued to increase as investors have responded favorably to the consistent earnings growth in our broadcasting, publishing and education businesses; the creation of the Tribune Interactive business group; and our ability to capitalize on our investments in Internet and new-media companies," John W. Madigan, chairman, president and CEO said. "With our current momentum, we're confident in our ability to deliver long-term shareholder value."

Tribune's previous stock splits, also two for one, occurred in January 1997 and May 1987. Tribune became a public company in 1983. There were about 118 million common shares outstanding at the end of the second quarter 1999.

The board also declared a regular quarterly dividend of $.18 per share of common stock (on a pre-split basis) payable on Sept. 9, 1999 to shareholders of record at the close of business on Aug. 19, 1999.

Tribune is a leading media company with operations in television and radio broadcasting, publishing, education and interactive ventures. It is an industry leader in venture partnerships with new-media companies. In 1999, for the second straight year, Tribune ranked No. 1 among its industry peers in Fortune magazine's list of America's most-admired companies.

Financial data and general information may be found on Tribune's World Wide Web site: http://www.tribune.com. Earnings and other news releases also can be accessed by calling 1-800-757-1694.

MEDIA AND INVESTOR CONTACT:
Ruthellyn Musil
312/222-3787  (Office)
312/222-1573  (Fax)
rmusil@tribune.com